Exhibit 99.1

STRYKER ANNOUNCES ACQUISITION OF SPINECORE, INC.

Kalamazoo, Michigan -- July 21, 2004 -- Stryker Corporation (NYSE:SYK) announced today that it has entered into a definitive agreement to acquire, by merger, all of the outstanding stock of SpineCore, Inc., a privately-owned developer of artificial lumbar and cervical discs located in Summit, New Jersey.  Terms of the transaction include an upfront payment of $120 million in cash.  Stryker has also agreed to make milestone and royalty payments of up to an additional $240 million upon the achievement of commercialization of SpineCore's products in the United States.

SpineCore was founded in 2001 by Thomas Errico, M.D. and J.P. Errico.  SpineCore's shareholders include Warburg Pincus and The Vertical Group.  SpineCore has developed artificial disc technology embodied in its FlexiCore® lumbar artificial disc and its CerviCore™ cervical artificial disc.  The FlexiCore® disc is currently involved in a U.S. clinical study under an approved investigational device exemption (IDE) granted by the Food and Drug Administration (FDA).  After completion of enrollment in the clinical study, a two-year patient follow-up is planned prior to submission of a Pre-Market Approval (PMA) application to the FDA.  Submission of a PMA application for the FlexiCore® disc is currently estimated to occur in 2007.  The Company expects to submit an IDE application to the FDA for the CerviCore™ cervical disc before year end and begin a clinical study in 2005 which would lead to submission of a PMA application in 2008.

Stephen P. MacMillan, President and Chief Operating Officer of Stryker, stated:  "We are excited about enhancing our growing presence in the spine market through the acquisition of SpineCore.   This is a further indication of our commitment to this important growth area in orthopaedics.  We believe SpineCore's products represent the first of a next generation of artificial discs.  These products, with patented features, embody the latest design advances so as to better restore natural range of motion and allow for simpler, safer insertion.  We are particularly pleased to extend our relationship with Thomas Errico, M.D., a gifted product designer and leading spine surgeon."

Thomas J. Errico, M.D., a founder and a director of SpineCore, stated:  "The SpineCore team is delighted to join forces with Stryker in our effort to bring our motion preservation technology to market.  We believe strongly in the future role of motion preservation products in spine.  We think the combination of our technology and Stryker's experience and resources will allow the SpineCore products to achieve their full potential."

SpineCore's employees will become employees of the Stryker Spine division.  The acquisition will be financed with existing credit facilities and is expected to be completed within 30 days, subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act.

Upon closing, the transaction will result in an estimated after-tax charge of $120 million or $.29 per fully diluted share, reflecting the write-off of in-process research and development costs.

Goldman, Sachs & Co. served as financial advisor to Stryker in this transaction.

The Company will conduct a conference call for financial analysts at 5:30 p.m., Eastern Time, today.  To hear the conference call, dial 888-882-0083.  A simultaneous webcast of the call may be accessed via the Company's website at www.stryker.com.  The call will be archived on this site for 90 days. A recording of the call will also be available from 7:30 p.m., Eastern Time, today until 7:30 p.m. on Friday, July 23, 2004.  To hear this recording dial 800/633-8284 (domestic) or 402/977-9140 (international) and enter the registration number 21203179.

Stryker Corporation is a leader in the worldwide orthopaedic market and is one of the world's largest medical device companies.  Stryker delivers results through a wide range of capabilities including joint replacements, trauma, spine and micro implant systems, orthobiologics, powered surgical instruments, surgical navigation systems and endoscopic products as well as patient handling and emergency medical equipment.  Stryker also provides outpatient physical therapy services in the United States.

The information contained in this press release may contain information that includes or is based on forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties.  Factors that could cause Stryker's actual results to differ from its expectations include, but are not limited to, unanticipated issues arising in connection with the clinical studies and eventual FDA approval of SpineCore's products, higher than anticipated costs to commercialize those products, competitive factors and the additional cautionary factors discussed in the Company's filings with the Securities and Exchange Commission.

Contact:
Dean H. Bergy
Vice President, Chief Financial Officer and Secretary
269-385-2600